Exhibit 99.1
ROCKVILLE FINANCIAL, INC.’S SHAREHOLDERS APPROVE THE PLAN OF
CONVERSION AND REORGANIZTION
ROCKVILLE FINANCIAL NEW, INC. ANNOUNCES RESULTS OF ITS
STOCK OFFERING
Rockville, Connecticut (February 25, 2011) — Rockville Financial, Inc. (“Rockville Financial”) (NASDAQ Global Select Stock Market: “RCKB”), the parent company of Rockville Bank, announced today that its shareholders approved the plan of conversion and reorganization pursuant to which Rockville Financial MHC, Inc. will convert to the stock holding company form of organization and Rockville Financial New, Inc. (the “Company”), the newly formed proposed holding company for Rockville Bank, will complete the sale of shares of its common stock.
Rockville Financial also announced that the Company expects to complete the sale of 17,109,886 shares of common stock at $10.00 per share, for gross offering proceeds of $171,098,860 million in the offering. The offering was oversubscribed such that all orders for shares of common stock were filled in the first two categories of the subscription offering, with approximately 16,830,838 shares to be issued to depositors of Rockville Bank as of June 30, 2009 and approximately 279,048 shares to be issued to Rockville Bank’s employee stock ownership plan. Rockville Bank’s employee stock ownership plan intends to purchase approximately 405,347 additional shares of common stock in the aftermarket to achieve a level of purchases equal to 4.0% of the shares sold in the offering. Keefe, Bruyette & Woods, Inc. acted as selling agent in the subscription offering.
Concurrent with the completion of the offering, outstanding shares of Rockville Financial common stock owned by the public will be converted into the right to receive 1.5167 shares of the Company’s common stock. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. For example, if a shareholder currently owns 100 shares he or she will receive 151 shares and a check for $6.70 in lieu of fractional shares. As a result of the offering and the exchange of shares, the Company will have approximately 29,504,891 shares outstanding after giving effect to the transaction.
The transaction is scheduled to close on or about March 3, 2011, at which time Rockville Financial MHC, Inc. and Rockville Financial will cease to exist and the Company will become the fully public stock holding company of Rockville Bank. The shares of common stock of Rockville Financial will cease trading under the trading symbol “RCKB” on the NASDAQ Global Select Market at the close of trading on or about March 3, 2011. The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the NASDAQ Global Select Market on or about March 4, 2011 under the trading symbol “RCKBD” and after a trading period of 20 trading days, the trading symbol will revert to “RCKB.”
Stock certificates for shares purchased in the subscription offering are expected to be mailed to subscribers on or about March 4, 2011. Shareholders of Rockville Financial holding shares in street name or in book-entry form will receive shares of the Company’s common stock within their accounts. Shareholders of Rockville Financial holding shares in certificated form will be mailed a letter of transmittal on or about March 10, 2011 and receive their shares of the Company’s common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.
Rockville Bank is a 21 1/2-branch community bank serving Tolland, Hartford and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East

Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and three Big Y supermarket locations. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.
This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Reorganization, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Rockville Financial and its subsidiaries are engaged.
The shares of common stock are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.